EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Record First Quarter 2022 Results
•Record quarterly net sales of $4.1 billion, an increase of 72% vs. first quarter 2021 net sales
•Record quarterly net income of $756 million, an increase of 212% vs. first quarter 2021 net income
•Record quarterly EBITDA of $1.3 billion, an increase of 135% vs. first quarter 2021 EBITDA
•Expanded specialty product focused portfolio with acquisition of Hexion's global epoxy business
HOUSTON--(BUSINESS WIRE) -- Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced record first quarter 2022 results.

SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data)

	Three Months Ended March 31,
	2022	2021

Westlake Corporation
Income from operations	$1,032	$346
Net income attributable to Westlake Corporation	$756	$242
Diluted earnings per common share	$5.83	$1.87
EBITDA	$1,300	$553
EBITDA margin	32%	23%

Performance and Essential Materials ("PEM") Segment
Net external sales	$2,832	$1,742
Income from operations	$879	$288
EBITDA	$1,071	$458
EBITDA margin	38%	26%

Housing and Infrastructure Products ("HIP") Segment
Net external sales	$1,224	$615
Income from operations	$185	$71
EBITDA	$258	$105
EBITDA margin	21%	17%
BUSINESS HIGHLIGHTS
In the first quarter of 2022, Westlake achieved record quarterly net sales of $4.1 billion, record quarterly net income of $756 million and record quarterly EBITDA of $1.3 billion. The Company benefitted from strong market conditions attributable to a robust demand environment.

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In February 2022, the Company completed the acquisition of Hexion Inc.'s global epoxy business for approximately $1.2 billion in an all-cash transaction. Based in Rotterdam, The Netherlands, the epoxy business, branded as Westlake Epoxy, is a global industry leader in the manufacture and development of specialty resins, modifiers and curing agents for high-performance materials, coatings and composites utilized in a variety of industries, including high-growth and sustainability-oriented end-uses such as wind turbine blades and light-weight automotive structural components. The fully-integrated business includes upstream base epoxy resins and intermediates delivered as liquid or solid epoxy resins, as well as downstream specialty epoxy resins used in coatings and composites. Westlake Epoxy serves numerous industries, including marine and protective coatings, wind energy and general composites, civil engineering and construction, electrical laminates and electronics, automotive and aerospace as well as adhesives.

In the first quarter of 2022, the Company announced its target to reduce Scope 1 and Scope 2 CO2 equivalent emissions per ton of production by 20% by 2030 from a 2016 baseline. The Company has also expanded environmental reporting to better align with SASB industry standard and GRI framework. To further reduce its carbon footprint, Westlake's strategy is to optimally allocate capital to both proven and emerging technologies, including additional product and operational innovations. This strategy includes energy-efficiency projects, increasing power from less carbon-intensive electricity providers, adding more hydrogen as a fuel gas and other continuous operational improvements.
EXECUTIVE COMMENTARY
"The record results this quarter are driven by the groundwork Westlake has laid and the recent acquisitions that build on this solid foundation. The addition of our epoxy business to our PEM segment with its leading market position continues our drive toward a more differentiated and specialized product offering. Through the strong performance of all of our businesses and our recent acquisitions, we delivered record performance during the first quarter of 2022. I want to thank all of the Westlake employees for their hard work and dedication in helping us achieve these results. We continued to see robust residential construction and remodeling activity drive demand for PVC resin, as well as for products in our Housing and Infrastructure Products segment. The growth in the U.S. economy and the diminishing impact of COVID-19 continue to spur consumer and industrial demand with improvements in manufacturing and packaging benefiting caustic soda and polyethylene usage," said Albert Chao, President and Chief Executive Officer.

"While we see volatility driven by economic and geopolitical factors which could impact our businesses, market conditions currently remain favorable and we are confident in our business fundamentals and the markets in which we participate. We remain focused on our ESG tenets and continue to bring a portfolio of leading brands to market that not only enhance lives every day but also create a greener, more sustainable future for all of us, while also remaining steadfast in creating value for our shareholders. With the steps we have taken to date, combined with a continued strong demand outlook for our products, we remain optimistic about the future ahead," concluded Mr. Chao.
RESULTS
Consolidated Results
The Company reported record quarterly net income of $756 million (excluding a special tax benefit that occurred in the fourth quarter of 2017) on record net sales of $4,056 million for the three months ended March 31, 2022. Net income in the first quarter of 2021 was $242 million. The increase in net income of $514 million was driven by significantly higher sales prices and margins across most of our businesses as well as the contributions of the new businesses acquired in the second half of 2021 and early 2022. The continuing strength of residential construction driven by solid repair and remodeling markets drove strong demand and pricing dynamics for PVC resin as well as demand for a majority of offerings in the Housing and Infrastructure Products segment. Additionally, the Performance and Essential Materials segment experienced robust strength in polyethylene for packaging and consumer markets, epoxy coatings and applications, as well as caustic soda benefitting from increasing industrial activity, resulting in higher prices and margins. Despite rising feedstock costs and logistical constraints, margins expanded with pricing increases outpacing rising production costs.

Record EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $1,300 million for the first quarter of 2022 increased by $747 million compared to first quarter 2021 EBITDA of $553 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Cash and Debt
Net cash provided by operating activities was $700 million for the first quarter of 2022. As of March 31, 2022, cash and cash equivalents were $1,055 million and total debt was $5,166 million. Westlake has given notice to redeem $250 million of debt on May 14, 2022. Capital expenditures were $263 million for the first quarter of 2022.
Performance and Essential Materials Segment
Performance and Essential Materials income from operations for the first quarter of 2022 of $879 million increased by $591 million from first quarter 2021 income from operations of $288 million. This increase in income from operations versus the prior-year period was due to strong demand dynamics from manufacturing, packaging and construction markets resulting in higher prices and margins for all major products in the segment. In addition, the first quarter of 2022 included income from operations from our recently acquired epoxy business.
Housing and Infrastructure Products Segment
For the first quarter of 2022, Housing and Infrastructure Products income from operations of $185 million increased by $114 million from first quarter 2021 income from operations of $71 million. This increase in income from operations versus the prior-year period was the result of continued robust housing construction and remodeling activity, driving healthy demand and higher prices across our businesses and the contributions of the acquisitions made in 2021. Despite rising raw material and energy costs as well as logistical constraints, margins expanded with pricing increases outpacing rising production costs.

Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding favorable market conditions, our outlook for our business segments, our ability to create value and grow, launching sustainable brands and reducing our carbon footprint, our planned redemption of outstanding debt, the contribution of recent acquisitions and demand for our products, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; the ability to integrate the recent acquisitions; the diversion of management time on transaction-related issues; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC in February 2022.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the company's web site at www.westlake.com.
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's first quarter 2022 results will be held Tuesday, May 3, 2022 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 424 65 47.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on May 10, 2022. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 424 65 47.
The conference call will also be available via webcast at https://edge.media-server.com/mmc/p/5ytbsbdp and the earnings release can be obtained via the Company's website at: http://www.westlake.com/investor-relations.

WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2022	2021

	(In millions of dollars, except per share data and share amounts)
Net sales	$4,056	$2,357
Cost of sales	2,771	1,848
Gross profit	1,285	509
Selling, general and administrative expenses	200	136
Amortization of intangibles	42	27
Restructuring, transaction and integration-related costs	11	—
Income from operations	1,032	346
Interest expense	(46)	(33)
Other income, net	11	12
Income before income taxes	997	325
Provision for income taxes	233	72
Net income	764	253
Net income attributable to noncontrolling interests	8	11
Net income attributable to Westlake Corporation	$756	$242
Earnings per common share attributable to Westlake Corporation:
Basic	$5.87	$1.88
Diluted	$5.83	$1.87
Weighted average common shares outstanding:
Basic	128,071,355	127,955,532
Diluted	128,925,099	128,483,373
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WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2022	December 31, 2021

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,055	$1,908
Accounts receivable, net	2,352	1,868
Inventories	1,884	1,407
Prepaid expenses and other current assets	114	80
Total current assets	5,405	5,263
Property, plant and equipment, net	8,276	7,606
Other assets, net	6,060	5,590
Total assets	$19,741	$18,459

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,286	$2,075
Current portion of long-term debt, net	264	269
Long-term debt, net	4,902	4,911
Other liabilities	3,037	2,676
Total liabilities	10,489	9,931
Total Westlake Corporation stockholders' equity	8,681	7,955
Noncontrolling interests	571	573
Total equity	9,252	8,528
Total liabilities and equity	$19,741	$18,459

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2022	2021

	(In millions of dollars)
Cash flows from operating activities
Net income	$764	$253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	257	195
Deferred income taxes	42	10
Net loss on disposition and others	15	15
Other balance sheet changes	(378)	(208)
Net cash provided by operating activities	700	265
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(1,154)	—
Additions to investments in unconsolidated subsidiaries	(96)	(7)
Additions to property, plant and equipment	(263)	(141)
Other, net	6	13
Net cash used for investing activities	(1,507)	(135)
Cash flows from financing activities
Distributions to noncontrolling interests	(10)	(11)
Dividends paid	(39)	(35)
Proceeds from debt issuance	5	4
Repayment of short-term notes payable, net	(8)	—
Other, net	5	8
Net cash used for financing activities	(47)	(34)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(857)	93
Cash, cash equivalents and restricted cash at beginning of period	1,941	1,337
Cash, cash equivalents and restricted cash at end of period	$1,084	$1,430

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2022	2021

	(In millions of dollars)
Net external sales
Performance and Essential Materials
Performance materials	$1,929	$1,204
Essential materials	903	538
Total performance and essential materials	2,832	1,742
Housing and Infrastructure Products
Housing products	972	443
Infrastructure products	252	172
Total housing and infrastructure products	1,224	615
	$4,056	$2,357
Income (loss) from operations
Performance and Essential Materials	$879	$288
Housing and Infrastructure Products	185	71
Corporate and other	(32)	(13)
	$1,032	$346
Depreciation and amortization
Performance and Essential Materials	$184	$161
Housing and Infrastructure Products	71	32
Corporate and other	2	2
	$257	$195
Other income, net
Performance and Essential Materials	$8	$9
Housing and Infrastructure Products	2	2
Corporate and other	1	1
	$11	$12

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2021	2022	2021

	(In millions of dollars)
Net cash provided by operating activities	$757	$700	$265
Changes in operating assets and liabilities and other	(123)	106	(2)
Deferred income taxes	27	(42)	(10)
Net income	661	764	253
Less:
Other income, net	18	11	12
Interest expense	(46)	(46)	(33)
Provision for income taxes	(184)	(233)	(72)
Income from operations	873	1,032	346
Add:
Depreciation and amortization	240	257	195
Other income, net	18	11	12
EBITDA	$1,131	$1,300	$553

WESTLAKE CORPORATION
RECONCILIATION OF SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2021	2022	2021

	(In millions of dollars)
Performance and Essential Materials Segment
Income from operations	$821	$879	$288
Add:
Depreciation and amortization	168	184	161
Other income, net	8	8	9
EBITDA	$997	$1,071	$458

	Three Months Ended December 31,	Three Months Ended March 31,
	2021	2022	2021

	(In millions of dollars)
Housing and Infrastructure Products Segment
Income from operations	$86	$185	$71
Add:
Depreciation and amortization	70	71	32
Other income, net	6	2	2
EBITDA	$162	$258	$105

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WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2022 vs. First Quarter 2021		First Quarter 2022 vs. Fourth Quarter 2021
	Average Sales Price	Volume	Average Sales Price	Volume
Performance and Essential Materials	+43.8%	+18.8%	+3.8%	+11.3%
Housing and Infrastructure Products	+53.4%	+45.6%	+10.1%	+6.8%
Company	+46.3%	+25.8%	+5.6%	+10.0%
Average Quarterly Industry Prices and Housing Starts Data

	Quarter Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022
Average domestic prices (1)
Natural gas ($/MMBtu) (2)	2.8	2.9	4.0	5.8	4.8
Ethane (cents/lb) (3)	8.1	8.7	11.7	13.2	13.5
Propane (cents/lb) (4)	21.2	20.7	27.6	29.5	30.7
Ethylene (cents/lb) (5)	45.1	43.0	48.0	35.4	37.6
Polyethylene (cents/lb) (6)	78.0	99.0	109.0	92.0	79.3
Styrene (cents/lb) (7)	76.5	90.5	82.0	84.8	91.3
Caustic soda ($/short ton) (8)	648	755	825	920	972
Chlorine ($/short ton) (9)	234	309	443	563	680
PVC (cents/lb) (10)	92.8	105.0	109.0	114.3	113.3

Average export prices (1)
Polyethylene (cents/lb) (11)	76.3	89.7	86.0	72.7	69.6
Caustic soda ($/short ton) (12)	249	333	364	573	617
PVC (cents/lb) (13)	67.8	77.8	74.1	90.0	72.6

Housing Starts (in thousands of units)
Housing Starts - Actual quarterly starts (14)	358	435	419	389	395
Housing Starts - Seasonally Adjusted Annual Rate (15)	1,599	1,588	1,562	1,670	1,753
________________
(1)Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.
(2)Average Burner Tip contract prices of natural gas over the period.
(3)Average Mont Belvieu spot prices of purity ethane over the period.
(4)Average Mont Belvieu spot prices of non-TET propane over the period.
(5)Average North American spot prices of ethylene over the period.
(6)Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.
(7)Average North American contract prices of styrene over the period.

(8)Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."
(9)Average North American contract prices of chlorine over the period.
(10)Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."
(11)Average North American export price for low density polyethylene GP-Film grade over the period.
(12)Average North American low spot export prices of caustic soda over the period.
(13)Average North American spot export prices of PVC over the period.
(14)Quarterly Single and Multi-family Starts data per the U.S. Census Bureau - April 19, 2022 report.
(15)Quarterly Average Single and Multi-family Seasonally Adjusted Annual Rate data per the U.S. Census Bureau - April 19, 2022 report.